Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EMPLOYMENT AGREEMENT

AGREEMENT made and entered as of March 18, 2026, by and between Onconetix, Inc. (the “Company”), a Delaware corporation, and (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to hire the Employee to be Chief Executive Officer of the Company; and

WHEREAS, the Company and the Employee mutually intend to set forth herein the terms and conditions of the Employee’s employment with the Company.

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound, hereby mutually covenant and agree as follows:

1. Employment and Term.

(a) Employment. The Company hereby employs the Employee as Chief Executive Officer of the Company, and the Employee hereby accepts such employment with the Company, for the Term set forth in Paragraph 1(b).

(b) Term. The term of the Employee’s employment under this Agreement (the “Term”) shall commence on March 18, 2026 (the “Effective Date”) and continue until terminated pursuant to this Agreement.

2. Duties. The Employee shall perform duties consistent with his position and such other duties, not inconsistent therewith. The Employee shall devote substantially his full business time and best efforts and abilities to the Company and its Affiliates in the performance of the Employee's duties and responsibilities. Without the consent of the Board of Directors of the Company (such consent not to be unreasonably withheld, delayed or conditioned), the Employee shall not engage in any other trade, profession, occupation, business or calling, either directly or indirectly, either as an employee of another employer or any other capacity which does not primarily benefit the Company and its subsidiary. It shall not be a violation of this Agreement for the Employee to be involved in civic, charitable or certain other not-for-profit activities (including food and beverage industry trade groups), so long as the Employee devotes such amount of his professional time to the Company as is necessary to satisfy his obligations and to properly perform duties associated with his position as Chief Executive Officer of the Company.

3. Base Salary.

(a) For services performed by the Employee for the Company pursuant to this Agreement, the Company shall pay the Employee a base salary at the rate of Twenty One Thousand Seven Hundred Dollars ($21,700) per month and other legally required employment related payments that are to be paid by the Employee, all payable in accordance with the Company’s regular payroll practices.

4. Covenants of the Employee. In order to induce the Company to enter into this Agreement, the Employee hereby agrees as follows:

(a) Confidentiality. The Employee acknowledges that he will have access to confidential and proprietary information of the Company and that the communication of such confidential and proprietary information to third parties could irreparably injure the business of the Company. Accordingly, the Employee agrees that he will treat and safeguard as confidential and secret all confidential and proprietary information received by him and that without the prior written consent of the Company, except as required by law, he will not disclose or reveal any confidential or proprietary information to any third party or use the same in any manner except in connection with the business of the Company.

(b) Records. All papers, books and records relating to the business and affairs of the Company, or any of its Affiliates, other than personal notes prepared by or at the direction of the Employee, shall be the sole and exclusive property of the Company, and the Employee shall surrender them to the Company upon request. As used herein, the term “Affiliate” means any party that controls, is controlled by or is under common control with another party as evidenced by the ownership of twenty percent (20%) or more of the other party’s voting equity or other ability to control the policies of the other party.

(c) Covenants against Competition. In consideration of the Employee’s employment with the Company, the Employee agrees that during the period of Employee’s employment with the Company and terminating one (1) year after the later of the Term and the Employee’s Date of Termination as defined below (the “Non-Competition Period”), Employee shall not, directly or indirectly, (1) engage in the business of research, development and sale of diagnostic tests for prostate cancer (collectively, the “Business”) except in his capacity as an employee of the Company or its Affiliates; (2) own, manage, control or participate in the ownership, management or control of any person or entity engaged in the Business, other than the Company or its Affiliates; or (3) request, solicit, encourage or assist any customer, employee, officer or director of the Company to terminate their relationship with the Company or any of its Affiliates. Notwithstanding the foregoing, Employee may directly or indirectly own securities of any entity whose securities are publicly traded which engages in a business competitive with the Business, provided that Employee does not directly or indirectly own more than two percent (2%) of any class of capital stock of such entity.

(d) Disparaging Statements. At all times during and after the Employee’s employment, the Employee shall not (i) make any derogatory or disparaging statements about the Company or any of its Affiliates, or (ii) make any statement that undermines the Company’s reputation.

(e) Enforcement. The Employee recognizes that any violation of this Paragraph 4 could result in irreparable harm to the Company and its Affiliates for which money damages would constitute a totally inadequate remedy. Accordingly, in the event of any such violation by the Employee, the Company and its Affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to obtain an injunction or other equitable relief restraining any action by the Employee in violation of this Paragraph 4 without posting any bond therefor, and Employee will not claim as a defense thereto that the Company has an adequate remedy at law. If any of the restrictions or activities contained in this Paragraph 4 shall be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law.

(f) Survival. Notwithstanding any term or provision hereof to the contrary, each covenant and agreement set forth in this Paragraph 4 shall survive (in accordance with its terms) any Date of Termination hereunder or any other termination of this Agreement.

4. Termination. This Agreement may be terminated for any reason or no reason at all upon 30 days written notice by either party. The Company may terminate the engagement for Cause, at any time, without notice or remuneration. “Cause” shall mean (1) Employee is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement in connection with the services provided by Employee to the Company, (2) Employee has engaged in actions amounting to gross negligence, misconduct, malfeasance, disloyalty, dishonesty or a breach of trust against the Company or failed to perform its duties hereunder and such failure continues after Employee is afforded a reasonable opportunity to cure such failure, (4) Employee’s intentional perpetration, participation in or attempted perpetration of fraud or other willful misconduct on the Company or its subsidiaries or affiliates.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the successors and assigns of the Company.

6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, or by nationally recognized courier, at the address set forth below, or by email, which notice shall only be effective if receipt of such email notice is confirmed in writing by the recipient:

to the Company, to:	to the Employee, to:

Onconetix, Inc. 201 E. Fifth Street, Ste 1900 Cincinnati, OH 45202	Address: [***]

Attention: Chairman of the Board

with a copy to:
Ellenoff Grossman and Schole LLP 1345 Avenue of the Americas, 11th Fl New York, NY 10105 Attention: Jessica Yuan

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

8. Assignment. This Agreement may be assigned by the Company to any Affiliate engaged in the Business or to a purchaser of all or substantially all of the assets of the Company.

9. Arbitration. Any dispute, controversy, question, claim or alleged breach arising out of, or relating to, this Agreement shall be resolved in accordance with this provision. In the event of a dispute between the parties, either party (the “Commencing Party”) may commence the dispute resolution procedures by sending a written notice of dispute (the “Dispute Notice”) to the other party (the Non-Commencing Party”) identifying the dispute and requesting a thirty (30) day period to informally resolve the dispute beginning on the date that the Non-Commencing Party Receives the Dispute Notice (the “Informal Dispute Period”). The parties shall immediately schedule a face to face meeting, and as many other meetings (which may be face to face or telephonic) necessary in order to discuss and resolve the dispute amicably within the Informal Dispute Period. In the event that the dispute is not resolved in the Informal Dispute Period, then the Commencing Party may commence a Mediation in accordance with the rules of Mediation of the American Arbitration Association (“AAA”). The Mediation shall be held in New York, NY before a Mediator to be selected by the parties. The fees for the Mediator shall be shared equally by the parties. In the event that the parties are unable to settle the dispute pursuant to Mediation, then either party may commence legal action in the state or federal courts in New York, NY, USA.

10. Execution in Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

12. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement, which shall remain in full force and effect.

13. Prior Understandings. This Agreement embodies the entire understanding of the parties hereof regarding the subject matter hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience and reference only.

14. Waivers. No waiver of any provision of this Agreement will be effective unless in writing and signed by the party to be charged therewith. No single waiver shall constitute a subsequent waiver of the same or any other provision hereof.

15. Interpretation. This Agreement has been subject to negotiation by the parties with the assistance of counsel and shall not be interpreted by or for either of them by reason of authorship.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ONCONETIX, INC.

By:	/s/ Karina Fedasz
	Name:	Karina M. Fedasz
	Title:	Interim Chief Financial Officer

EMPLOYEE

/s/ David A. White
David A. White

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